Exhibit 99.1

September 2, 2005 — Frequently Asked Questions and Answers (FAQ’s)

From time to time, Investor Relations will provide FAQs on various topics of interest. The following is a compilation of recent FAQs.

Q	How is VYTORIN doing after its first year on the U.S. market?

A	VYTORIN was launched in the U.S. during August 2004. Since that time, VYTORIN has achieved a new prescription market share of over 6 percent in the U.S. cholesterol treatment market. In recent weeks, VYTORIN new prescription market share has surpassed that of ZETIA, making VYTORIN the 3rd leading prescription product for the treatment of patients with high cholesterol in the U.S. after just one year on the market.

In its first year on the market, over 5 million prescriptions for VYTORIN have been dispensed in the U.S.

Q	What is the status of ASMANEX in the U.S.?

A	Schering-Plough has recently commenced an early experience program with prescribers in the U.S. This program is designed to provide a full month of ASMANEX therapy, as well as educational materials, to those patients who may benefit from using ASMANEX. The Company expects to make a significant quantity of samples available as part of this early experience program. The Company expects that many of the initial patients receiving ASMANEX will receive samples through the early experience program, which may impact prescription levels.

Q	Has the agreement with Millennium for INTEGRILIN been completed?

A	The closing of the agreement between Schering-Plough Corporation (NYSE: SGP) and Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) to restructure their collaboration for INTEGRILIN in the U.S. became effective September 1, 2005. Under the new relationship, Schering-Plough acquires exclusive development and commercialization rights to INTEGRILIN in the U.S. The agreement was first announced on July 22 and has since cleared federal antitrust review under the Hart-Scott-Rodino Act.

Q	Will you give earnings guidance for 2005 or 2006 at your R&D and Product Review meeting in November?

A	Currently, Schering-Plough is not providing numeric EPS guidance. Additionally, the Company will not provide numeric EPS guidance at the November R&D and Product Review meeting.

Q	Assuming you complete the Consent Decree work by December 31, 2005, how much will your gross margin improve?

A	Schering-Plough has not provided guidance on the gross margin. The Company’s gross margin is generally affected by product mix, production volumes, quality and consent decree-related spending, and to some extent foreign currency. Of these, product mix and production volumes have the largest impact on Schering-Plough’s gross margin. Also, as previously stated, the ongoing upgrade of infrastructure and quality systems means that the gross margin is not expected to return to pre-consent decree levels.

A number of the Company’s products, including REMICADE, INTEGRILIN, AVELOX, CIPRO and other products, are partnered with other companies. As a result, these products unfavorably affect Schering-Plough’s overall gross margin.

The company’s fast-growing cholesterol franchise does not benefit the overall gross margin due to accounting conventions for joint ventures. Consistent with these conventions, Schering-Plough does not record sales of the cholesterol franchise in most markets.

In addition, the company’s manufacturing cost base is relatively fixed and Schering-Plough continues to experience lower production volumes in its plants. Efforts to significantly reduce the company’s manufacturing infrastructure involve complex issues. In most cases, shifting products between manufacturing plants can take many years due to construction, revalidation and registration requirements.

Due to these factors, the gross margin is not expected to improve significantly simply as a result of the Consent Decree work being completed.
The information in this FAQ contains certain “forward-looking” statements, including statements relating to the market for VYTORIN, the expected availability of ASMANEX, and the potential for gross margin changes. Forward-looking statements relate to expectations or forecasts of future events. Many factors could cause actual results to differ materially from Schering- Plough’s forward-looking statements. The forward-looking statements may be affected by general market and economic factors, uncertainties in the regulatory approval process, federal and state regulations and legislation, and other uncertainties described in the company’s Securities and Exchange Commission filings under the heading “Disclosure Notice” including the company’s second quarter 2005 10-Q. The company does not assume the obligation to update any forward-looking statement.